Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration statements of AvalonBay Communities, Inc. and in the related Prospectus of our reports dated March 1, 2010, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc. and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

Form S-3	Form S-8
No. 333-157627	No. 333-161258
No. 333-87063	No. 333-16837
No. 333-15407	No. 333-115290
No. 333-107413

/s/ Ernst & Young LLP

Mclean, Virginia
March 1, 2010